Exhibit 1.A(10)(a)(i)

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                                IMPORTANT NOTICE
                        VARIABLE LIFE APPLICATION INSERT



o SECTION E - PLAN INFORMATION (PAGE 2 OF THE APPLICATION).

     The product name listed on the application must match the product name presented, i.e., FirstLine, FirstLine II, Strategic Advantage or Strategic Advantage II.

     In states that have approved Strategic Advantage II or FirstLine II these are the only products that can be solicited. There can be no exceptions to product availability rules.

     ADDITIONAL RIDERS - Effective immediately, the following riders are no longer available:

     FIRSTLINE/FIRSTLINE II                   STRATEGIC ADVANTAGE/STRATEGIC ADVANTAGE II
     ----------------------                   ------------------------------------------
     Guaranteed Insurability Rider (GIR)      Guaranteed Insurability Rider (GIR)
     Child Insurance Rider (CIR)              Additional Insured Rider (AIR)
     Accidental Death Benefit (ADB)           Accidental Death Benefit (ADB)

o SECTION G - ADDITIONAL INSURED RIDER - Not available on Strategic Advantage
              II.

o SECTION H - CHILD RIDER - No longer available. Do not complete this section.

o SECTION I - GUARANTEED MINIMUM DEATH BENEFIT OPTION (PAGE 3 OF THE
              APPLICATION).

     THE LIFETIME OPTION IS NOT AVAILABLE FOR FIRSTLINE II OR STRATEGIC ADVANTAGE II. DO NOT COMPLETE THIS SECTION.

o SECTION J - PREMIUM INFORMATION (CONTINUED).  FUND NAME CHANGE:  INVESCO'S
              INDUSTIAL INCOME FUND HAS BEEN RENAMED EQUITY INCOME FUND.